PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated September 27, 2012)	Registration No. 333-136297

The Neiman Marcus Group, Inc.

7.125% Senior Debentures due 2028

This prospectus supplement updates and supplements The Neiman Marcus Group, Inc.’s Prospectus dated September 27, 2012.

You should carefully consider the risk factors beginning on page 11 of the Prospectus before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus will be used by Credit Suisse Securities (USA) LLC in connection with offers and sales in market-making transactions at certain negotiated prices related to prevailing market prices. Credit Suisse Securities (USA) LLC has advised us that it is currently making a market in the securities; however, it is not obligated to do so and may stop at any time. Credit Suisse Securities (USA) LLC may act as principal or agent in any such transaction. We will not receive the proceeds of the sale of the securities but will bear the expenses of registration. See “Plan of Distribution” in the Prospectus.

Credit Suisse

October 17, 2013

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have “incorporated by reference” into this prospectus certain information that our Parent files with the SEC. This means that we can disclose important business, financial and other information in the prospectus by referring you to the documents containing this information. All information incorporated by reference is deemed to be part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information filed with the SEC and incorporated later.

We incorporate by reference:

•                  our Parent’s Annual Report on Form 10-K for the fiscal year ended August 3, 2013, as filed with the SEC on September 25, 2013; and

•                  our Parent’s Current Reports on Form 8-K dated September 4, 2013, September 11, 2013, September 18, 2013, September 19, 2013, October 7, 2013, October 10, 2013 and October 17, 2013.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of our Parent’s Annual Report on Form 10-K and our Parent’s Current Reports on Form 8-K. Requests should be directed to:

Tracy Preston, Esq.
The Neiman Marcus Group, Inc.
One Marcus Square, 1618 Main Street
Dallas, Texas 75201
Telephone: (214) 743 7600

The documents listed above which have been incorporated into this prospectus are also available through our website at http://www.neimanmarcusgroup.com. The information found on our website is not incorporated into or part of this prospectus.

The information incorporated by reference is an important part of this prospectus. You should rely only upon the information provided in this prospectus and the information incorporated into this prospectus by reference. Neither we nor Neiman Marcus Group LTD Inc. have authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed as an exhibit to the registration statement of which this prospectus forms a part or that we otherwise have publicly filed or may publicly file in the future because such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may have been included in such agreement for the purpose of allocating risk between the parties to the particular transaction, and may no longer continue to be true as of any given date.